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                                EXHIBIT (3)(a)(2)

                                 AMENDMENT NO. 2

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                                 AMENDMENT NO. 2

This Amendment to the Agreement is effective this 1st day of May, 2002, by and between AFSG Securities Corporation, formerly Providian Securities Corporation and Peoples Benefit Life Insurance Company, formerly Providian Life and Health Insurance Company (hereinafter Amendment).

WHEREAS, Providian Securities Corporation and Providian Life and Health Insurance Company are parties to an intercompany agreement captioned "Principal Underwriting Agreement", dated on the 1st day of August 1992 (hereinafter referred to as the "Agreement");

WHEREAS, Providian Securities Corporation has changed its name to AFSG Securities Corporation; Providian Life and Health Insurance Company has changed its name to Peoples Benefit Life Insurance Company; and Providian Life and Health Insurance Company Separate Account V has changed its name to Peoples Benefit Life Insurance Company Separate Account V; and

WHEREAS, AFSG Securities Corporation and Peoples Benefit Life Insurance Company wish to amend the Agreement in order to insert the new names into the Agreement; and

WHEREAS, AFSG Securities Corporation and Peoples Benefit Life Insurance Company wish to amend the Agreement to include Exhibit A attached hereto and made a part of this Agreement which will include the names of the separate investment accounts of Peoples Benefit Life Insurance Company that are parties to this Agreement.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, the parties, intending to be legally bound, hereby agree as follows:

1. Agreement Remains Effective. Unless expressly modified by this Amendment, all terms and conditions contained in the Agreement shall remain in effect accordance with the terms of the Agreement.

2. Amendment of Introductory Paragraph. The parties agree that the Introductory Paragraph of the Agreement shall be amended as follows:

THIS PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 1st day of August, 1992, by and between AFSG Securities Corporation ("AFSG"), a Pennsylvania corporation, and Peoples Benefit Life Insurance Company, ("PBL"), an Iowa corporation, on its own behalf and on behalf of the separate investment accounts of PBL set forth in Exhibit A attached hereto and made a part hereof (collectively, the "Account").

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All references to the parties throughout the agreement shall be changed to reflect the new names of the parties.

3. Entire Agreement and Modification. This Amendment and the Agreement contain the entire understanding and agreement between the parties hereto and supersede all prior or contemporaneous agreements relative to the subject matter of the Agreement. This Amendment and the Agreement may not be amended, modified, supplemented or changed, in any respect whatsoever, except by a written agreement duly executed by the parties listed below.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment on the dates indicated.


AFSG SECURITIES CORPORATION              PEOPLES BENEFIT LIFE INSURANCE COMPANY


By: /s/  Lisa A. Wachendorf              By: /s/ Frank A. Camp
   ----------------------------             ----------------------------
   Lisa A. Wachendorf                       Frank A. Camp

Title: Vice President and                Title: Vice President
       Chief Compliance Officer

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                                    EXHIBIT A

            Peoples Benefit Life Insurance Company Separate Account V